UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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ACTUATE CORPORATION

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 25, 2011
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS To Be Held May 25, 2011
PURPOSE OF MEETING
VOTING RIGHTS AND SOLICITATION OF PROXIES
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
PROPOSAL 4 ADVISORY VOTE ON FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION
2010 COMPENSATION OF NON-EMPLOYEE DIRECTORS
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND RELATED INFORMATION
CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING
OTHER MATTERS

ACTUATE CORPORATION
2207 Bridgepointe Parkway, Suite 500
San Mateo, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 25, 2011

To our Stockholders:

The Annual Meeting of Stockholders of Actuate Corporation (the “Company” or “Actuate”) will be held at Actuate’s corporate headquarters, located at 2207 Bridgepointe Parkway, Suite 500, San Mateo, California 94404, on Wednesday, May 25, 2011, at 9:00 a.m. for the following purposes:

1. To elect seven directors of the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3. Vote on an advisory non-binding resolution to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended.;

4. Vote on an advisory non-binding basis to determine whether the non-binding vote on the compensation of the Company’s named executive officer should occur every one, two or three years.

5. To transact such other business that may be approved by the Board of Directors or may otherwise properly come before the Annual Meeting.

The foregoing items of business are more fully described in the attached Proxy Statement.

In accordance with the Securities and Exchange Commission rules, we are providing you access to our proxy materials over the Internet. Accordingly, on or about April 15, 2011, we will mail to all but our registered stockholders a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials will describe how to access and review our proxy materials, including our proxy statement and annual report on Form 10-K. The Notice as well as the printed copy of proxy materials will also describe how you may submit your proxy on the Internet or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. We will mail our registered stockholders a printed copy of all proxy materials.

Only stockholders of record at the close of business on March 28, 2011 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at Actuate’s headquarters located at 2207 Bridgepointe Parkway, Suite 500, San Mateo, California 94404, during ordinary business hours for the ten-day period prior to the Annual Meeting.

By Order of the Board of Directors,

Nicolas C. Nierenberg
Chairman of the Board
and Chief Architect

San Mateo, California
April 15, 2011

IMPORTANT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY ACTUATE CORPORATION ON BEHALF OF ITS BOARD OF DIRECTORS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS. YOU CAN ENSURE THAT YOUR SHARES ARE VOTED AT THE MEETING BY SUBMITTING YOUR INSTRUCTIONS BY TELEPHONE OR BY INTERNET, OR IF YOU RECEIVED A PRINTED COPY OF THESE PROXY MATERIALS BY MAIL, BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY FORM IN THE ENVELOPE PROVIDED. SUBMITTING YOUR INSTRUCTIONS OR PROXY BY ANY OF THESE METHODS WILL NOT AFFECT YOUR RIGHT TO ATTEND AND VOTE AT THE MEETING. WE ENCOURAGE STOCKHOLDERS TO SUBMIT PROXIES IN ADVANCE. A STOCKHOLDER WHO GIVES A PROXY MAY REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED BY VOTING IN PERSON AT THE ANNUAL MEETING, BY DELIVERING A SUBSEQUENT PROXY OR BY NOTIFYING THE INSPECTOR OF ELECTION IN WRITING OF SUCH REVOCATION. IF YOUR ACTUATE CORPORATION SHARES ARE HELD FOR YOU IN A BROKERAGE, BANK OR OTHER INSTITUTIONAL ACCOUNT, YOU MUST OBTAIN A PROXY FROM THAT ENTITY AND BRING IT WITH YOU TO HAND IN WITH YOUR BALLOT, IN ORDER TO BE ABLE TO VOTE YOUR SHARES AT THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 25,
2011 — a copy of our proxy statement, proxy card and annual report is available at http://www.actuate.com/investor/proxy.

ACTUATE CORPORATION
2207 Bridgepointe Parkway, Suite 500
San Mateo, California 94404

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 25, 2011

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Actuate Corporation (the “Company” or “Actuate”) for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Actuate’s corporate headquarters located at 2207 Bridgepointe Parkway, Suite 500, San Mateo, California 94404, on Wednesday, May 25, 2011, at 9:00 a.m., and at any adjournment or postponement of the Annual Meeting. The Notice of the Annual Meeting was first mailed to stockholders on or about April 15, 2011.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Actuate’s Common Stock is the only type of security entitled to vote at the Annual Meeting. On March 28, 2011, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were 46,005,597 shares of Common Stock outstanding. Each stockholder of record on March 28, 2011 is entitled to one vote for each share of Common Stock held by such stockholder on March 28, 2011. All votes will be tabulated by the inspector of election appointed for the meeting.

Quorum Required

Holders of a majority of the total outstanding shares of our Common Stock entitled to vote at the Annual Meeting on the record date, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not established, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Broker Non-Votes

Broker non-votes result from shares held of record by stock brokerage firms or financial institutions which are not voted due to the failure of the beneficial owners of those shares to provide voting instructions as to certain non-routine matters as to which such brokerage firms or financial institutions may not vote on a discretionary basis. One matter to be submitted to stockholder approval at the Annual Meeting, ratification of the appointment of KPMG LLP (Proposal No. 2), is considered a “routine matter” and therefore brokerage firms or other financial institutions will not be precluded from voting in the absence of voting instructions from the beneficial owners of the shares.

Votes Required

Proposal 1.  Directors are elected by a plurality of the affirmative votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The seven nominees for director receiving the highest number of affirmative votes will be elected. Withheld votes and broker non-votes will have no effect on Proposal 1.

Proposal 2.  Ratification of the appointment of KPMG LLP as Actuate’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011 requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on Proposal 2. An abstention on Proposal 2 has the effect of a vote against the proposal because it requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting.

Proposal 3.  Approval of the advisory non-binding resolution regarding the compensation of the Company’s named executive officers, requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal 3. An abstention on Proposal 3 has the effect of a vote against the proposal because it requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. Broker non-votes will have no effect on Proposal 3.

Proposal 4.  With respect to the proposal regarding the frequency for conducting the advisory stockholder vote on executive compensation, a particular frequency will be deemed to have been approved if it receives an affirmative majority of the shares present in person or represented by proxy and entitled to vote on Proposal 4. Accordingly, abstentions will count as negative votes and broker non-votes will have no effect on Proposal 4. However, whether or not a particular frequency receives majority approval in accordance with the foregoing standard, the Board of Directors will have complete discretion to determine the actual frequency at which the required advisory stockholder vote on executive officer compensation will be conducted, because the vote on such frequency is only advisory and non-binding.

Proxies

Whether or not you are able to attend the Annual Meeting, we urge you to promptly vote your shares at the Annual Meeting by telephone, by the Internet or, if this proxy statement was mailed to you, by returning the enclosed proxy card. The proxy solicited by Actuate’s Board of Directors will be voted as you direct on your proxy when properly completed. In the event no directions are specified, proxies will be voted FOR the nominees of the Board of Directors as set forth in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Choice 1 in Proposal 4 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of Actuate Corporation at Actuate’s principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation of Proxies

Actuate will bear the entire cost of solicitation, including the preparation, assembly, printing and dissemination of the Notice, this Proxy Statement, the proxy and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, Actuate may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees, or at Actuate’s request, Alliance Advisors (“AA”) a professional proxy solicitation firm. No additional compensation will be paid to directors, officers or employees for such services, but AA would be paid a fee estimated to be $1,300 for search and distribution services.

PROPOSAL 1

ELECTION OF DIRECTORS

The directors who are being nominated for election to the Board of Directors (the “Nominees”), their ages as of April 1, 2011, their positions and offices held with Actuate and certain biographical information are set forth below. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. On January, 26, 2010, Actuate amended its Amended and Restated Bylaws (effective as of the 2011 Annual Stockholder Meeting) to reduce the number of directors on its Board of Directors from six (6) to five

(5). On July 15, 2010, Actuate amended its Amended and Restated Bylaws to increase the number of directors on its Board of Directors from five (5) to six (6) and appointed Mr. Raymond L. Ocampo Jr. to the Board of Directors. On January 21, 2011, Actuate amended its Amended and Restated Bylaws to increase the number of directors on its Board of Directors from six (6) to seven (7) and appointed Mr. Timothy B. Yeaton to the Board of Directors. The seven (7) Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of Actuate to serve until the next Annual Meeting or until their successors have been duly elected and qualified.

Mr. George B. Beitzel served as a director of Actuate from February 2000 to our 2010 annual meeting of stockholders held on May 26, 2010 (the “2010 Annual Meeting”) and did not stand for re-election the 2010 Annual Meeting. Mr. Beitzel was a member of our Audit, Compensation and Governance committees until to the 2010 Annual Meeting.

Nominees	Positions and Offices Held with Actuate

Nicolas C. Nierenberg	Chairman of the Board and Chief Architect
Peter I. Cittadini	Director, President and Chief Executive Officer
Kenneth E. Marshall	Director
Raymond L. Ocampo Jr.	Director
Arthur C. Patterson	Director
Steven D. Whiteman	Director
Timothy B. Yeaton	Director

Nicolas C. Nierenberg, 54, has been Chairman of the Board of Directors since he co-founded Actuate in November 1993 and became its Chief Architect in August 2000. Mr. Nierenberg was also Chief Executive Officer of Actuate from November 1993 until August 2000 and President from November 1993 until October 1998. Prior to founding Actuate, from April 1993 to November 1993, Mr. Nierenberg worked as a consultant for Accel Partners, a venture capital firm, evaluating investment opportunities in the enterprise software market. Prior to that, Mr. Nierenberg co-founded Unify Corporation, which develops and markets relational database development tools. Mr. Nierenberg held a number of positions at Unify including, Chairman of the Board of Directors, Chief Executive Officer, President, Vice President, Engineering and Chief Technical Officer. Mr. Nierenberg is currently a director for privately held companies AwarePoint Company, Aptana, Inc. and Photoleap Inc., and is a member of the Board of Trustees for The Burnham Institute, a non-profit organization. As a co-founder of the Company and an expert in the enterprise software industry, Mr. Nierenberg brings a unique perspective to the Company’s Board of Directors.

Peter I. Cittadini, 55, has been a director of Actuate since February 1999. Mr. Cittadini has been Chief Executive Officer of Actuate since August 2000 and has been its President since October 1998. Mr. Cittadini was also Actuate’s Chief Operating Officer from October 1998 until August 2000 and served as Actuate’s Executive Vice President from January 1995 to October 1998. From 1992 to 1995, Mr. Cittadini held a number of positions at Interleaf, Inc., an enterprise software publishing company, including Senior Vice President of Worldwide Operations responsible for worldwide sales, marketing, customer support and services. From 1985 to 1991, Mr. Cittadini held a number of positions at Oracle Corporation, including Vice President, Northeast Division. The Company believes it is important to have its President and Chief Executive Officer participate on its Board of Directors.

Kenneth E. Marshall, 58, has been a director of Actuate since January 2001. Mr. Marshall is Chairman of the Board of Directors of Extraprise, Inc., a provider of integrated customer relationship management solutions, which he founded in April 1997 and of which he was Chief Executive Officer until 2009. From November 1995 to November 1996, Mr. Marshall served as President and Chief Operating Officer of Giga Information Group, an information technology advisory company. From January 1990 to June 1995, Mr. Marshall served as President and Chief Executive Officer of Object Design, Inc., an object-oriented database company. From March 1985 to December 1989, Mr. Marshall worked for Oracle Corporation, where he served as an Oracle group Vice President and was the founder of Oracle’s consulting services business. Mr. Marshall currently serves as a director of privately held StreamBase Systems. Mr. Marshall is a seasoned expert in the software industry and has a particular expertise with respect to the professional services aspect of our business.

Raymond L. Ocampo Jr., 58, has been a director of Actuate since July 2010. Mr. Ocampo is Chief Executive Officer of Samurai Surfer LLC, a private investment and consulting company, and is a member of the board of directors of PMI Group, Inc. and Keynote Systems, Inc. He retired in November 1996 as Senior Vice President, General Counsel and Secretary of Oracle Corporation after serving as its chief legal counsel for more than a decade. After retiring from Oracle Corporation, Mr. Ocampo co-founded the Berkeley Center for Law & Technology, the top-rated intellectual property program in the United States, and served as its executive director for two years. Mr. Ocampo’s extensive experiences in managing public enterprise software companies provide the Board with valuable insight and perspective.

Arthur C. Patterson, 67, has been a director of Actuate since November 1993 and was appointed lead outside director in May 2004. Mr. Patterson is a partner of Accel Partners, a venture capital firm, which he founded in 1983. Mr. Patterson currently serves as a director of MetroPCS Communications, Inc. and several privately held enterprise software and communications companies. Mr. Patterson brings the Company a wealth of knowledge and experience regarding technology companies from his broad experience as a founding partner of one of the country’s leading venture capital firms.

Steven D. Whiteman, 60, has been a director of Actuate since April 1998. Since January 2005, Mr. Whiteman has worked as an independent consultant. From May 2001 to December 2004, Mr. Whiteman was President and Chief Executive Officer of Intesource, Inc., a privately held procurement solutions company, where he currently serves on the board of directors. From June 2000 to May 2002, Mr. Whiteman worked as an independent consultant. From June 1997 to June 2000, Mr. Whiteman held a number of positions, including Chairman of the Board, Chief Executive Officer and President at Viasoft, Inc., a software application and services company. In addition to serving as a director of privately held companies Intesource and Flypaper, Mr. Whiteman currently serves as Chairman of Unify Corporation, which is traded on NASDAQ. The Board of Directors has determined that Mr. Whiteman is a financial expert as defined in the rules of the Securities and Exchange Commission and for this reason, in addition to his other technology and software experience, is a valuable member of the Board of Directors.

Timothy B. Yeaton, 52, has been a director of Actuate since January 2011. Mr. Yeaton is currently President and CEO of Black Duck, the leader in automating management, governance and the secure use of open source software. Mr. Yeaton has over 30 years of technology leadership experience including several years at Red Hat, where he was instrumental in expanding into the developer and middleware markets. Mr. Yeaton has also held leadership positions at EqualLogic, Dell, Avaki and Macromedia and spent the early part of his career at Compaq and Digital Equipment Company. Mr. Yeaton also sits on the Boards of Directors of Black Duck, the N.H. High Technology Council and on the Roger Williams University Board of Trustees. He was previously on the Boards of the Open Group and the Open Software Foundation. Mr. Yeaton holds an M.B.A. from Babson College, and a B.S., summa cum laude, from Roger Williams University. Mr. Yeaton’s extensive management experiences in open source software and technology companies provide the Board with significant insight and knowledge regarding our business operations.

Board of Directors Leadership Structure, Risk Management, Meetings and Committees

Leadership Structure

The leadership structure of the Board of Directors and Committees is as follows. The Company separates the roles of Chairman of the Board and Chief Executive Officer. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and presides over meetings of the full Board of Directors. Each independent director under the applicable NASDAQ listing standards serves as either Lead Director or Chairman or member of at least one of the committees of the Board of Directors. The Lead Director has the responsibility of providing input to the Chairman of the Board and CEO on the agenda items for the meeting of the Board and providing feedback to the Chairman of the Board and CEO following executive sessions. The Company believes this structure is the most appropriate for the Company because it divides the role of Chairman & CEO and places leadership for the committees of the Board of Directors with individuals who are considered to be independent directors under the applicable NASDAQ listing standards. If the structure of the Board of Directors changes, the Company may consider changing its policies regarding leadership structure.

Risk Management

The Board’s role in the Company’s risk oversight process includes receiving reports from members of senior management on areas of material risk to the Company as issues arise, including operational, financial, legal and regulatory and strategic and reputational risks. The full Board of Directors (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a Committee receives such a report, the Chairman of the relevant Committee will report on the discussion to the full Board of Directors as necessary or delegates the reporting task to the appropriate risk owner. This enables the Board of Directors and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee discusses with management the adequacy and effectiveness of the Company’s policies and procedures to assess, monitor and manage business and financial risk and legal and ethical compliance programs and meets with the Company’s independent auditors, without management present, at each regularly scheduled meeting of the Audit Committee.

The Company’s compensation programs throughout the organization are designed to maintain an appropriate balance between long-term and short-term incentives by using a combination of compensation elements, including base salary, annual cash incentive awards and long-term equity awards. For the reasons described below, the Compensation Committee concluded that the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company. For a discussion of the primary components of the compensation packages for the Company’s executive officers, please see the section below entitled “Executive Compensation and Related Information — Compensation Discussion and Analysis.”

The Company has conducted a risk assessment of its compensation programs for executive officers and all other employees. The Company’s Legal and Human Resources department catalogued and analyzed each category of our compensation programs, practices and policies (“Compensation Programs”). The Company’s Chief Compliance Officer discussed the findings of this review with the Compensation Committee.

Based upon this assessment, the Company has concluded that its Compensation Programs are balanced and do not, by design, motivate excessive risk taking. In determining that the programs contained an appropriate mix of risk and reward in relation to the Company’s strategy and long term goals without encouraging excessive risk taking, the following elements were considered:

In general, compensation consists of a balanced mix of fixed and variable compensation. The fixed component, base salary, provides a stable income stream to employees and executives, while variable compensation, consisting of annual bonuses, commissions for sales personnel, and bonuses tied to the achievement of management’s business objectives for our services personnel, provides compensation opportunities tied to the Company’s short and long term goals. Further, the Company determined that the Company’s compensation programs are structured so that any short-term cash incentives are capped at a maximum percentage of an employee’s base salary, are otherwise not likely to constitute the predominant element of an employee’s total compensation package and that other components such as long term equity incentives will serve to balance the package.

Cash incentive payments, or bonuses, provide the potential for variable pay based upon the achievement of annual or quarterly financial and strategic business objectives of the Company. These objectives are set at the Company level and are not based upon the results for any one individual, team or division.

The incentive plans for our salesforce align variable compensation with both short and long term goals. Corporate controls require customer contracts to be approved by Finance and Legal personnel prior to execution.

Equity awards, which are granted to United States and some international employees, and consist of both stock options and in certain cases restricted stock units (“RSUs,”) align employee equity compensation with the Company’s long term success. Equity awards vest over four years and increase in value as our stock price increases over time. The Company believes that the use of RSUs further mitigates excessive risk-taking, because RSUs lose value if our stock price declines below the price at the time of grant.

Meetings and Committees

The Board of Directors held four (4) meetings during the fiscal year ended December 31, 2010. During 2010, no director attended fewer than seventy-five percent of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he served as a director and (ii) the total number of meetings held by committees of the Board on which he served, during the periods that he served.

The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee.

Audit Committee — The principal functions of the Audit Committee are to monitor the integrity of Actuate’s financial statements; oversee the accounting and financial reporting process and the systems of internal accounting and financial controls; review the qualifications (including independence) and performance of the Independent Registered Public Accounting Firm; and oversee compliance with Actuate’s ethics policies and applicable legal and regulatory requirements. The Audit Committee met four (4) times during 2010. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors which can be viewed at www.actuate.com. The current members of the Audit Committee are Messrs. Marshall, Ocampo, Whiteman and Yeaton. During fiscal year 2010, Messrs. Marshall and Whiteman served on the Audit Committee for the full year; Mr. Beitzel served on the Audit Committee from January to May 2010; Mr. Patterson served on the Audit Committee from May to July 2010; and Mr. Ocampo served on the Audit Committee since July 2010. The Board of Directors has determined that each member of the Audit Committee is an independent director under the applicable Nasdaq listing standards of and rules of the Securities and Exchange Commission (the “SEC”). The Board of Directors has determined that Mr. Whiteman is an “audit committee financial expert” as defined under the SEC rules.

Compensation Committee — The Compensation Committee reviews and sets the compensation for Actuate’s Chief Executive Officer and its other executive officers, evaluates the performance of the executive officers, and oversees the administration of Actuate’s equity compensation plans. The Compensation Committee also sets the compensation of the non-employee directors. The Compensation Committee met five (5) times during 2010. The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors that can be viewed at www.actuate.com. The current members of the Compensation Committee are Messrs. Marshal, Ocampo, Whiteman and Yeaton. During fiscal year 2010, Messrs. Marshall and Whiteman served on the Compensation Committee for the full year; Mr. Beitzel served on the Compensation Committee from January to May 2010; Mr. Ocampo served on the Compensation Committee since July 2010. The Board of Directors has determined that each member of the Compensation Committee is an independent director under the applicable Nasdaq listing standards.

The Compensation Committee is authorized to use independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees and non-employee directors. In 2010, the Compensation Committee engaged the compensation consulting firm Compensia to identify Actuate’s peer group for compensatory purposes, to help it determine appropriate levels of compensation for its executive officers and non-employee members of the Board of Directors and to otherwise provide advice about executive compensation best practices.

In determining or recommending the amount or form of executive officer compensation each year, the Compensation Committee generally considers the recommendations of compensation consultants engaged by Actuate and/or the Compensation Committee, compensation surveys, such as Radford Group surveys and the High-Tech Executive TDC Survey and recommendations from Actuate’s Chief Executive Officer with respect to the compensation of other executive officers based on his annual review of their performance.

Corporate Governance/Nominating Committee — The Corporate Governance/Nominating Committee is responsible for overseeing Actuate’s corporate governance policies and processes, evaluating and recommending qualified candidates to election to the Board of Directors and evaluating and recommending Board committee composition. The Corporate Governance/Nominating Committee met three (3) times during 2010. The Corporate Governance/Nominating Committee acts pursuant to a written charter adopted by the Board of Directors that can be viewed on our website at www.actuate.com. The current members of the Corporate Governance/Nominating Committee are Messrs. Marshall, Ocampo, Whiteman and Yeaton. During fiscal year 2010, Messrs. Marshal and Whiteman served on the Corporate Governance/Nominating Committee for the full year; Mr. Beitzel served on the

Corporate Governance/Nominating Committee from January to May 2010; and Mr. Ocampo served on the Corporate Governance/Nominating Committee since July 2010. The Board of Directors has determined that each member of the Corporate Governance/Nominating Committee is an independent director under the applicable listing standards of Nasdaq.

The Corporate Governance/Nominating Committee has established minimum qualifications that a director nominee should possess. These qualifications include integrity and sound ethical character, absence of any legal or regulatory impediments service, absence of conflicts of interests that would interfere with the exercise of independent judgment, the ability to represent fairly all stockholders of Actuate, relevant expertise and experience, general appreciation of the issues confronting a public company of Actuate’s size and operational scope and adequate time to devote to service on the Board and its committees. In addition, the Corporate Governance/Nominating Committee has adopted a process for identifying and evaluating new candidates for nomination as a director. The Corporate Governance/Nominating Committee or the Board will initiate the process by identifying the need to add a new Board member with specific criteria or to fill a vacancy. In doing so, the Committee considers and recommends to the Board the appropriate size and the needs of the Board. The Committee determines what types of the backgrounds, skills, and attributes of Board members are needed to help strengthen and balance the Board. If there is a need for a new member of the Board, the Chairman of the Committee will initiate a search, working with staff support and seeking input from other members of the Board and members of senior management. If the Chairman of the Committee believes it is necessary, the Committee will engage a search firm. The Chairman of the Committee will then present an initial list of candidates that satisfy the desired criteria and the minimum qualifications to the Corporate Governance/Nominating Committee. Thereafter, the members of the Corporate Governance/Nominating Committee will lead further due diligence of the candidates, including interviews of the prospective candidates by the Chairman of the Board, the CEO and at least one member of the Corporate Governance/Nominating Committee. Ultimately the Corporate Governance/Nominating Committee will select a candidate and recommend him or her to the full Board for approval. The Corporate Governance/Nominating Committee does not have a formal policy for identifying and evaluating director nominees on the basis of diversity. However, the Company has endeavored to have members that have varied yet complementary skills and experiences that are relevant to the Company’s business, strategy and goals.

The Corporate Governance/Nominating Committee would give the same consideration to director candidates recommended by the Company’s stockholders as those candidates recommended by others. To recommend a candidate for the Corporate Governance/Nominating Committee’s consideration, a stockholder should follow the procedures set out in the Company’s Amended and Restated Bylaws and submit the required information and materials described in such bylaws, including the candidate’s name and qualifications to the Company’s corporate secretary in writing at the following address: 2207 Bridgepointe Parkway, Suite 500, San Mateo, CA 94404. To date, Actuate has not received director candidates recommended by its stockholders and the Board of Directors believes that it could appropriately address any such recommendations received without a formal policy.

Stockholders may communicate with the Board of Directors by sending a letter to the Company’s corporate secretary at the following address: 2207 Bridgepointe Parkway, Suite 500, San Mateo, California 94404. Stockholders who would like their submission directed to a particular member of the Board of Directors by the corporate secretary may so specify.

The Board of Directors has determined that, except as noted below, all members of the Board of Directors are “independent directors” within the meaning of the applicable listing standards of Nasdaq. Messrs. Cittadini and Nierenberg are not considered independent because they are executive officers of Actuate.

Although Actuate does not have a formal policy regarding attendance by members of the Board of Directors at annual meetings of stockholders, directors are encouraged to attend annual meetings. No directors attended the 2010 annual meeting of stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED HEREIN.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP (“KPMG”) as Actuate’s Independent Registered Public Accounting Firm for 2011. Representatives from KPMG are expected to be at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate stockholder questions.

The affirmative vote of the holders of a majority of shares present or represented by proxy and entitled to vote on this proposal will be required to ratify the appointment of KPMG. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Board of Directors the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors Audit Committee has concluded that such a change would be in Actuate’s and its stockholders’ best interests.

Principal Accounting Fees and Services

During fiscal years 2010, 2009 and 2008, we retained KPMG to provide services in the following categories and amounts:

Fee Category	2010	2009	2008

Audit Fees	$1,200,750	$967,668	$1,432,571
Audit-Related Fees	$28,000	39,141	$50,700
Total	$1,228,750	$1,006,809	$1,483,271

Audit Fees. Audit fees include the audit of Actuate’s annual financial statements included in our Annual Report on Form 10-K, review of financial statements included in each of our quarterly reports on Form 10-Q, and services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the annual audit or quarterly review of our financial statements.

Our Audit Committee charter provides that the Audit Committee shall pre-approve all audit and permitted non-audit services to be provided to us by our independent auditors, subject to the de minimis exception set forth in Section 10A(i)(1)(B) of the Securities Exchange Act. The Audit Committee may delegate the pre-approval authority to a member of the Audit Committee, subject to the designated committee member presenting his decisions at the next scheduled meeting of the Audit Committee.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), our stockholders are entitled to vote at the annual meeting to approve the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us, our Board of Directors or the Compensation Committee of the Board. In addition, the vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices and plans described in this proxy statement.

Although the vote is non-binding, our Board of Directors and the Compensation Committee of the Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions affecting our executive officers.

The Company’s executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the stockholders’ long-term interests while at the same time avoiding the encouragement of unnecessary or excessive risk taking. The Compensation Discussion and Analysis section provides a more detailed discussion of the executive compensation programs that were in effect during the 2010 fiscal year.

Stockholders are being asked to approve by advisory vote the following resolution:

RESOLVED, that the compensation paid to the Company’s executive officers named in the Summary Compensation Table of this proxy statement, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the accompanying narrative discussion included in this proxy statement is hereby APPROVED.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT IN ACCORDANCE WITH THE STANDARDS ESTABLISHED UNDER ITEM 402 OF REGULATION S-K UNDER THE EXCHANGE ACT. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS NAMED IN EACH PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE APPROVAL OF SUCH RESOLUTION.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, our stockholders are also entitled to vote at the annual meeting regarding whether the stockholder vote to approve the compensation of the named executive officers (as presented in Proposal Three of this proxy statement) should occur every year, once every two years or once every three years. Stockholders will also have the option to abstain from voting on the matter. The stockholder vote on the frequency of the say-on-pay vote to approve executive compensation is an advisory vote only, and it is not binding on us or our Board of Directors. A similar advisory vote on frequency will be provided to our stockholders every six years.

Although the vote is non-binding, both the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when setting the frequency of the stockholder vote on executive compensation.

Our stockholders have four choices with respect to the frequency of the stockholder vote for the approval of the compensation of our named executive officers. The four choices are as follows:

Choice 1 — Every year;
Choice 2 — Every two years;
Choice 3 — Every three years; or
Choice 4 — Abstain.

The Board of Directors believes an advisory vote on executive compensation once every year is the optimal frequency for the say-on-pay vote. The Compensation Committee generally sets the major components of the compensation of the named executive officers (base salary, target bonus and the award of long-term equity incentives) on an annual basis. An advisory vote each year provides stockholders the opportunity to evaluate the

Company’s compensation program on an ongoing basis, while also having the ability to consider the prior two years of compensation as disclosed in the Company’s proxy.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” CHOICE 1 — EVERY YEAR STOCKHOLDERS SHALL HAVE AN ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS SET FORTH IN THE COMPANY’S PROXY STATEMENT. PROPERLY DATED AND SIGNED PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

STOCKHOLDERS ARE NOT VOTING TO APPROVE OR DISAPPROVE THE BOARD OF DIRECTORS’ RECOMMENDATION. STOCKHOLDERS MAY CHOOSE AMONG THE FOUR CHOICES SET FORTH ABOVE.

2010 COMPENSATION OF NON-EMPLOYEE DIRECTORS

The following table sets forth certain information regarding the compensation of each non-employee director for the 2010 fiscal year. No stock or stock-based awards other than stock options and restricted stock units (“RSUs”) were granted to the non-employee directors in 2010, and no stock awards other than stock options and RSUs were held by non-employee directors in 2010. The Company does not sponsor any non-equity incentive plan, pension plan, or non-qualified deferred compensation plan for its non-employee directors (although recipients of RSUs may elect to defer receipt of the shares of Actuate Common Stock otherwise issuable pursuant to such awards).

	Fees Earned
	or Paid in Cash	Stock Awards	Option Awards
Name	(1)	(2)(3)	(2)(4)	Total

George B. Beitzel*	$30,000	$0	$0	$30,000
Kenneth E. Marshall	$60,000	$33,600	$32,458	$126,058
Raymond L. Ocampo Jr.*	$30,000	$65,625	$65,895	$161,520
Arthur C. Patterson	$60,000	$33,600	$32,458	$126,058
Steven D. Whiteman	$60,000	$33,600	$32,458	$126,058

*	Mr. Beitzel’s service as a non-employee director ended in May 2010 and Mr. Ocampo’s service commenced in July 2010.

(1)	Consists of the annual cash retainer fees paid to non-employee directors for service as members of the Company’s Board of Directors. For further information concerning such fees, see the section below entitled “Directors’ Annual Cash Retainer Fees.”

(2)	The amounts in the Stock Awards and Option Awards columns reflect the grant-date fair value of the stock options and RSUs awarded to the non-employee director during the 2010 year, calculated in accordance with FASB ASC Topic 718, without taking into account any estimated forfeitures. Assumptions used in the calculation of the grant-date fair value are set forth in Note 9 of the Notes to Consolidated Financial Statements in our 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2011. For further information concerning such equity awards, see the section below entitled “Equity Compensation.”

(3)	As of December 31, 2010, the following non-employee directors held RSUs representing the right to receive the following number of shares of the Company’s Common Stock: Kenneth E. Marshall 8,000 shares; Raymond L. Ocampo Jr. 12,500 shares; Arthur C. Patterson 8,000 shares and Steven D. Whiteman 8,000 shares. The RSUs were granted under the Company’s 1998 Equity Incentive Plan (the “1998 Plan”). For further information concerning the grant of RSUs to non-employee directors under the 1998 Plan, see the section below entitled “Equity Compensation.”

(4)	As of December 31, 2010, the following non-employee directors held options to purchase the following number of shares of the Company’s Common Stock: Kenneth E. Marshall 331,000 shares; Raymond L. Ocampo Jr. 25,000 shares; Arthur C. Patterson 316,000 shares and Steven D. Whiteman 286,000 shares. The options were granted under either the 1998 Plan or the Company’s 1998 Non-Employee Directors Plan (the “Directors’ Plan”). For further information concerning the grant of options to non-employee directors under such plans, see the section below entitled “Equity Compensation.”

2010 Compensation

In 2010, the Committee engaged Compensia to provide it with survey data on the compensation levels of non-employee board members. Based on the data and recommendations provided by Compensia, the Committee determined to continue to pay a cash retainer in the amount of $60,000 per year but revised the equity grant program as described below.

Directors’ Annual Cash Retainer Fees

In 2010, Messrs. Marshall, Patterson and Whiteman each received an annual cash retainer of $60,000 for their service as non-employee directors, while Messrs. Beitzel and Ocampo each received a prorated cash retainer of $30,000. These directors were also reimbursed for reasonable expenses incurred in connection with their attendance at a board or committee meeting.

Equity Compensation

An individual who first joins the Board of Directors as a non-employee director is awarded an option to purchase 25,000 shares of the Company’s Common Stock and a restricted stock unit award (“RSU”) covering 12,500 shares of the Company’s Common Stock. These options and RSUs each have a four year vesting period tied to continued Board service. Each option has an exercise price equal to the closing price of the Company’s Common Stock on the day of the grant, and 25% will vest upon the non-employee directors’ continued Board service through the first anniversary of the award date and on an equal, monthly basis over the next 3 years of service thereafter. The first 25% of each restricted stock unit award will vest 13 months following the award date and the remainder will vest in a series of three successive equal annual installments on each of the second, third and fourth anniversaries of the award date, provided that the non-employee director continues in Board service through each such vesting date. Each non-employee director receiving an initial 12,500-share RSU award is given the opportunity to elect to defer the receipt of the shares of Actuate Common Stock that vest and become issuable pursuant to the initial RSU award. If a non-employee director makes a timely deferral election, then the shares of Actuate Common Stock in which he or she vests under the initial RSU award will be issued upon his termination of Board service. In the absence of an effective deferral election, any shares of the Company’s Common Stock in which the non-employee director vests under the initial RSU award will be issued as those shares vest.

Each continuing non-employee director will be awarded an option to purchase 16,000 shares of the Company’s Common Stock and an RSU award covering 8,000 shares of the Company’s Common Stock at each annual stockholders meeting. Each option has an exercise price equal to the closing price of Actuate’s Common Stock on the day of the grant, and will vest upon the non-employee director’s continued Board service through the first anniversary of the award date. Each restricted stock unit award granted to a continuing non-employee director will vest upon the non-employee director’s continued Board service through the first anniversary of the award date. Before the start of each calendar year, each of our non-employee directors is given the opportunity to elect to defer the receipt of any or all of the shares of Actuate Common Stock that vest and become issuable pursuant to the restricted stock unit award to be made to such non-employee director at the next annual stockholders meeting. If a non-employee director makes a timely deferral election, then the shares of Actuate Common Stock in which he or she vests under the RSU award will be issued upon his termination of Board service. In the absence of an effective deferral election, any shares of the Company’s Common Stock in which the non-employee director vests under the RSU award will be issued as those shares vest.

Each restricted stock unit award and each option award granted to a new or continuing non-employee director will vest in full on an accelerated basis upon (i) an approved acquisition of the Company by merger or consolidation, (ii) a sale of all or substantially all of the Company’s assets, (iii) the successful completion of a tender or exchange offer for securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities, or (iv) the death or disability of the director while serving as a member of the Board of Directors. Each restricted stock unit that vests will entitle the recipient to one share of the Company’s Common Stock on the designated issuance date for that share. All grants are made under the 1998 Plan.

Pursuant to this compensation policy, Mr. Ocampo received an option grant to purchase 25,000 shares at an exercise price of $5.25 per share and an RSU award covering 12,500 shares upon his appointment to the Board of Directors in July 2010. Messrs. Patterson, Whiteman and Marshall each received an option to purchase 16,000 shares at an exercise price of $4.20 per share and a RSU award covering 8,000 shares at the 2010 Annual Meeting. To date, all non-employee directors have elected to defer receipt of the common stock shares underlying their outstanding restricted stock unit awards.

Additional Director Options

Nicolas C. Nierenberg, Chairman of the Board and Chief Architect, is an executive officer who does not receive additional compensation for services he provides as Chairman of the Board. As of February 28, 2011, Mr. Nierenberg held options to purchase 100,000 shares of the Company’s Common Stock under the 1998 Plan, which would continue to vest if Mr. Nierenberg provided services to the Company solely in his capacity as a director. Mr. Nierenberg also receives the same perquisites as other executive officers of the Company as discussed in the Compensation Discussion and Analysis section.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 with respect to shares of our Common Stock that may be issued under our existing equity compensation plans. The table does not include information with respect to shares of our Common Stock subject to outstanding options granted under equity compensation plans or option agreements assumed by us in connection with our acquisitions of the companies that originally granted those options. However, footnote (1) to the table sets forth the total number of shares of our Common Stock issuable upon the exercise of those assumed options as of December 31, 2010, and the weighted average exercise price of those options. No additional options may be granted under those assumed plans.

	Number of
	Securities to be
	Issued Upon	Weighted Average	Number of Available
	Exercise of Options	Exercise Price of	Securities Remaining for
Plan Category	and Restricted Stock Units	Outstanding Options	Future Issuance

Equity Compensation plans approved by stockholders(2)	15,523,511 (3)	$3.96 (4)	17,514,213 (5)
Equity Compensation plans not approved by stockholders(6)	249,913	$3.10	677,200
Total	15,773,424	$3.95	18,191,413

(1)	As of December 31, 2010 a total of 13,591 shares of Common Stock were issuable upon exercise of outstanding options assumed in connection with acquisitions. The weighted-average exercise prices of the then outstanding options ranged from $1.49 to $3.20 per share. No additional options may be granted under any of those assumed plans.

(2)	Consists of three plans: the 1998 Plan, the Directors’ Plan and the Amended and Restated 1998 Employee Stock Purchase Plan (the “Purchase Plan”). The Directors’ Plan terminated on May 27, 2008, and no awards have been or will be made under such plan following such date, however the 335,000 options outstanding under such plan on December 31, 2010 are included in the number of securities to be issued upon the exercise of options column and in the weighted average exercise price of outstanding options column.

(3)	Excludes purchase rights accruing under the Purchase Plan. Under the Purchase Plan, each eligible employee may purchase shares of Actuate’s Common Stock, subject to a maximum number of shares per accumulation period (currently 1,000 shares) at each semi-annual purchase date within an offering period (the last business day of January and July each year) at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the closing selling price per share of Common Stock on the date immediately preceding the start date of the offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share of Common Stock on the semi-annual purchase date.

(4)	Represents the weighted-average exercise price of outstanding options and restricted stock units.

(5)	This number includes shares available for future issuance under the 1998 Plan and the Purchase Plan. As of December 31, 2010 an aggregate of 15,359,144 shares of Common Stock under the 1998 Plan and 2,155,069 shares of Common Stock under the Purchase Plan were available for issuance. The number of shares of Common Stock available for issuance under the Purchase Plan automatically increases on January 1st of each calendar year by an amount equal to the lesser of (i) 2% of Actuate’s outstanding shares of Common Stock as of December 31st of the immediately preceding calendar year or (ii) 600,000 shares. Until January 2, 2010, the number of shares of Common Stock available for issuance under the 1998 Plan automatically increased on January 1st of each calendar year by an amount equal to the lesser of (i) 5% of Actuate’s outstanding shares of Common Stock as of December 31st of the immediately preceding calendar year and (ii) 2,800,000 shares (the “1998 Plan Evergreen Feature”). The 1998 Plan Evergreen Feature was terminated effective January 2, 2010. Shares may be issued under the 1998 Plan in the form of stock options, stock appreciation rights, restricted stock, restricted stock units or performance shares.

(6)	Consists of our 2001 Supplemental Stock Plan. See Note 9 of the Notes to Consolidated Financial Statements in our 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2011 for a description of such plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2011, certain information with respect to shares beneficially owned by (i) each person who is known by Actuate to be the beneficial owner of more than five percent of Actuate’s outstanding shares of Common Stock, (ii) each of Actuate’s directors, (iii) each of Actuate’s executive officers named in the Summary Compensation Table and (iv) all current directors and executive officers as a group. Except for shares of Actuate Common Stock held in brokerage accounts which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are pledged as security for any outstanding loan or indebtedness.

	Shares Beneficially Owned(1)
	Number of	Percentage of
Name and Address of Beneficial Owner	Shares	Total

BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	2,744,170	5.1
Peter I. Cittadini(3)	5,182,853	9.7
Nicolas C. Nierenberg(4)	346,852	*
Daniel A. Gaudreau(5)	798,203	1.5
Mark A. Coggins(6)	578,906	1.1
Bernard Skomra(7)	465,500	*
Thomas McKeever(8)	186,021	*
Kenneth E. Marshall(9)	235,000	*
Arthur A. Patterson(10)	1,970,870	3.7
Steven D. Whiteman(11)	274,212	*
Raymond L. Ocampo Jr.(12)	0	*
All current directors and executive officers as a group (11 persons)(13)	10,742,410	20.1

*	Less than 1%

(1)	This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Beneficial ownership has been determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. Applicable percentages are based on 45,997,535 shares outstanding on February 28, 2011, adjusted as required by rules promulgated by the Commission. Unless otherwise indicated, the business address of each beneficial owner listed is c/o Actuate Inc., 2207 Bridgepointe Parkway, Suite 500, San Mateo, CA 94404.

(2)	Based on Schedule 13G/A filed with the Securities and Exchange Commission for the year ended December 31, 2010.

(3)	Includes options exercisable for 3,886,386 shares of Common Stock within 60 days after February 28, 2011.

(4)	Includes options exercisable for 100,000 shares of Common Stock within 60 days after February 28, 2011.

(5)	Includes options exercisable for 794,584 shares of Common Stock within 60 days after February 28, 2011.

(6)	Includes options exercisable for 578,906 shares of Common Stock within 60 days after February 28, 2011.

(7)	Includes options exercisable for 462,500 shares of Common Stock within 60 days after February 28, 2011. These options were 100% accelerated on February 17, 2011.

(8)	Includes options exercisable for 178,021 shares of Common Stock within 60 days after February 28, 2011.

(9)	Represents options exercisable for 235,000 shares of Common Stock within 60 days after February 28, 2011.

(10)	Includes 40,000 shares held by Patterson Family Foundation, 345,960 shares held by Ellmore C. Patterson Partners, and 549,940 shares held by ACP Family Partnership. Mr. Patterson, a director of Actuate, is the general partner of Ellmore C. Patterson Partners, the general partner of ACP Family Partnership and the trustee of Patterson Family Foundation. Mr. Patterson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes options exercisable into 300,000 shares of Common Stock within 60 days of February 28, 2011.

(11)	Represents options exercisable into 270,000 shares of Common Stock within 60 days after February 28, 2011.

(12)	Includes options exercisable for zero shares of Common Stock within 60 days after February 28, 2011.

(13)	Includes options exercisable for an aggregate of 683,594 shares of Common Stock within 60 days after February 28, 2011; also includes 20,399 shares of Common Stock beneficially owned by Mr. N. Nobby Akiha.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction  It is our intent in this Compensation Discussion and Analysis to inform our stockholders of the policies and objectives underlying the compensation programs for our executive officers. Accordingly, we will address and analyze each element of the compensation provided to our president and chief executive officer (“CEO”), our senior vice president operations/chief financial officer (“SVP OPS/CFO”), and the other executive officers named in the Summary Compensation Table which follows this discussion. We will also discuss how each element of compensation relates to the other elements of compensation. We are engaged in a very competitive industry and our success depends upon our ability to attract and retain qualified executives through competitive compensation packages. The Compensation Committee administers the compensation programs for our executive officers with this competitive environment in mind. However, we believe that the compensation paid to our executive officers should also be substantially dependent on our financial performance and the value created for our stockholders. In furtherance of that objective, the Compensation Committee uses our compensation programs to provide meaningful incentives for the attainment of our short-term and long-term strategic objectives and thereby reward those executive officers who make a substantial contribution to the attainment of those objectives.

Compensation Policy for Executive Officers  We have designed the various elements comprising our executive officer compensation packages to achieve the following objectives:

•	tie a substantial portion of compensation to personal performance, the financial performance of Actuate and the executive’s contributions to Actuate’s performance;

•	attract, retain, motivate and engage highly skilled and experienced individuals who excel in their field; and

•	align the interests of Actuate’s executive officers and stockholders.

Each executive officer’s total direct compensation package is comprised of three elements: (i) base salary and perquisites; (ii) a non-equity incentive plan award; and (iii) long-term equity incentive awards. In determining the appropriate level for each element of compensation, the Compensation Committee has generally followed the practice of setting the level of total direct compensation for our executive officers at between the 50th and 75th percentiles based on relevant market data. The Compensation Committee reviews and evaluates the level of Actuate’s performance, each executive officer’s level of individual performance, tenure, past employment experience, potential to contribute to Actuate’s future growth and compensation history. Based on these factors, an executive officer’s actual compensation may be set closer to the 50th percentile or to the 75th percentile. Consistent with our philosophy of emphasizing pay for performance, a cash performance bonus constitutes a significant percentage of an executive’s overall annual compensation such that the cash component is designed to pay above target when Actuate exceeds its goals and below target when Actuate does not achieve its goals. In 2010, the Compensation Committee also reviewed tally sheets. The purpose of the tally sheets is to provide the Compensation Committee with a comprehensive snapshot of the elements of actual and potential future compensation that could result from compensation proposed for our executive officers for the applicable year. The 2010 tally sheets were prepared by Compensia and showed the dollar amount of each component of an executive officer’s compensation, including current and proposed cash salaries, bonus earned for the prior year and targeted for the 2010 year, current projected values for the proposed equity-based awards based on their net present value, historical compensation and amounts realized and realizable from prior equity awards as well as an estimate of post-termination employment agreement obligations. The review of the tally sheets prepared with respect to 2010 fiscal year compensation did not result in any adjustments to the executive officer compensation levels from what the Compensation Committee determined based on survey data. From time to time the Compensation Committee also attempts to validate its prior decisions by reviewing Actuate’s performance relative to Actuate’s peers.

Comparative Framework  The Compensation Committee retained Compensia, an independent compensation consultant, to identify Actuate’s peer group, to help it determine compensation levels between the 50th percentile and the 75th percentile at the peer group companies and to otherwise provide advice about executive compensation best practices.

Compensia and the Compensation Committee together determine Actuate’s peer group and an appropriate mix of forms of compensation intended to place Actuate’s CEO and SVPOPS/CFO between the 50th percentile and the 75th percentile of that peer group. The Compensation Committee and Compensia gathered data for its comparisons for 2010 compensation from public filings of software and business intelligence companies of similar size and business as the Company and from the Radford July 2009 High-Tech Executive Survey (Revenue $50,000,000-$200,000,000). The companies selected as the peer group had median revenues of approximately $150,000,000.

The 15 companies which comprised the peer group for purposes of determining 2010 CEO and SVPOPS/CFO compensation were:

Peers

ArcSight	Double-Take Software	Opentv
Advent Software	Echelon Company	Phase Forward
Aruba Networks	Monotype Imaging Holdings	Sonic Solutions
Callidus Software	MSC Software	Sonic Wall
Chordiant Software	QAD	Taleo

For other executive officers, Actuate’s Human Resources department surveyed compensation practices of United States high tech companies in the $50,000,000 to $199,000,000 revenue range using Radford’s Executive Survey results. For 2010, Actuate’s Human Resources department reviewed each executive officer’s base salary and annual non-equity incentive award to determine where their cash compensation fell in a range from the 50th percentile to just over the 75th percentile of the levels in effect for comparable positions at Actuate’s peer group. Based on this information, Actuate’s CEO recommended an appropriate compensation package for each executive officer other than the CEO and SVP OPS/CFO depending on the executive officer’s performance, tenure, and past employment experience. The Compensation Committee in consultation with Compensia then reviewed the CEO’s recommendations and either revised or approved them based on what the Compensation Committee believed was the appropriate level of total direct compensation and the appropriate mix of base salary and perquisites, a non-equity incentive plan award and a long-term equity-based incentive award.

The net result for the 2010 fiscal year was to bring the total target direct cash compensation of the executive officers to approximately the following percentiles of total direct cash compensation of the relevant survey data (the “>” sign means the amount was slightly above the indicated level and the “<” sign means the amount was slightly below the indicated level):

Executive Officer	Percentile

Peter I. Cittadini	75th
Daniel A. Gaudreau	>75th
Bernard M. Skomra	>75th
Mark A. Coggins	<50th
Thomas E. McKeever	<50th

Elements of Compensation  Each of the three major elements comprising an executive officer’s compensation package (base salary and perquisites, non-equity incentive plan award and long-term equity incentive plan award) is designed to achieve one or more of our overall objectives in fashioning a competitive level of compensation, tying compensation to the attainment of one or more of our strategic business objectives, establish a meaningful and substantial link between each executive officer’s compensation and our long-term financial success, and align management and stockholder interests. We also strive to achieve an appropriate mix between cash payments and equity incentive awards in order to meet our objectives. We do not rigidly apply any apportionment goal between those two components, and no such goal controls our compensation decisions; however, we emphasize variable compensation elements that provide value to the executive officer in an amount commensurate with both the company’s and the individual’s performance. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each executive in a manner we believe optimizes the executive’s contribution to the Company.

The manner in which the Compensation Committee has structured each element of compensation may be explained as follows.

Base Salary and Perquisites  Each executive officer receives an appropriate level of salary commensurate with the duties and responsibilities required to manage a company of the same size and stage of development as Actuate. Each executive officer’s base salary for 2010 was analyzed on the basis of (i) the executive officer’s salary history; (ii) the Compensation Committee’s evaluation of the executive officer’s personal performance in the prior year based on the performance reviews that the CEO presented with respect to executive officers other than himself, (iii) the Company’s actual performance as compared with pre-set goals for the prior year; and (iv) the Compensation Committee’s perception of an amount sufficient to retain the executive officer in a competitive marketplace for individuals in comparable positions. The weight given to these factors differed from individual to individual, as the Compensation Committee deemed appropriate. Based on this same analysis, and considering the economic environment and the Company’s performance, base salaries for executive officers (other than the CEO) for the 2010 fiscal year were increased as follows: Mr. Coggins 4%; Mr. Gaudreau 6%; Mr. McKeever 9%; Mr. Skomra 6%. Following such adjustments, base salaries for the 2010 fiscal year ranged from below the 50th percentile to above the 75th percentile of the market-based salary levels in effect for comparable positions at Actuate’s peer group of companies.

Each executive officer received the following perquisites in 2010: (a) $1,500 per month car allowance; (b) $10,000 per year toward medical expenses that are not reimbursed under the Company’s group health plan; (c) $10,000 per year for tax and estate planning; (d) company-paid health care coverage under the Company’s group health plan; and (e) up to $1,500 of premium payments on a policy providing up to $5,000,000 of umbrella insurance coverage. We believe these perquisites are consistent with those provided to executive officers of Actuate’s peer group and with compensation best practices generally and are an important factor in retaining Actuate’s executive officers.

2010 Non-Equity Incentive Plan Award  Actuate seeks to fairly compensate its executive officers for target-level performance and to provide an opportunity to be rewarded for outstanding performance. To this end, a significant portion of the total compensation for our executive officers is tied to achievement of financial goals that the Compensation Committee and executive management believe to be fundamental drivers of Actuate’s overall performance and that align executive management with the interests of Actuate’s stockholders. As part of this pay for performance approach, Actuate’s 2010 non-equity incentive plan required executive officers to achieve pre-set, objective, quantitative goals in areas identified by the Compensation Committee (with respect to the CEO and SVPOPS/CFO) and the Compensation Committee in consultation with the CEO (with respect to other executive officers) as key drivers for Actuate’s success. Each incentive award was set at a target level tied to a specified percentage of the executive officer’s base salary. The actual amount of the incentive award was dependent upon the level at which the performance objectives for the fiscal year were actually attained. For executives other than Mr. Coggins, no cash performance incentive award was paid unless Actuate met a pre-established threshold amount of the applicable pre-set, objective goal, each of which is set forth below under the heading “Levels of Attainment/Targets and Goals.” Actuate established different metrics for its CEO and SVP OPS/CFO versus its other executive officers: In 2010, Mr. Cittadini and Mr. Gaudreau were encouraged to increase total revenue, and non-GAAP operating income. Mr. Skomra was encouraged to drive software license, professional services and training bookings as well as maintenance renewal bookings. For the first half of 2010, Mr. Coggins was encouraged to drive operating income, BIRT bookings, performance management bookings and e.Spreadsheet bookings. For the second half of 2010, Mr. Coggins was encouraged to drive BIRT bookings. Mr. McKeever was encouraged to drive non-

GAAP operating income. By establishing these different metrics, Actuate believes that each executive officer’s compensation is more directly tied to areas under his control and based on measures aligned with the interests of Actuate’s stockholders. The Company’s CEO retained the ability to make discretionary bonus grants to executive officers other than the CEO and SVP OPS/CFO throughout 2010.

Percentages of Base Salary

For the 2010 fiscal year, annual target incentive awards were set at the following percentages of executive officer base salary:

	Percent of Base Salary (Annual
	Incentive Award)
Name	Threshold	Target	Max Above-Target

Peter I. Cittadini	50%	100%	200	%(1)
Daniel A. Gaudreau	35%	70%	140	%(1)
Bernard M. Skomra	100%	100%		(2)

For the 2010 fiscal year, quarterly target incentive awards for Mr. McKeever were set as the following percentages of base salary:

	Percent of Base Salary (Quarterly
	Incentive Award)
Name	Threshold	Target	Above-Target

Thomas E. McKeever(3)
Consolidated non-GAAP operating income	8.5%	10%	10%

For the first half of 2010, quarterly target incentive awards for Mr. Coggins were set as the following percentages of base salary:

	Percent of Base Salary (Quarterly
	Incentive Award)
Name	Threshold	Target	Above-Target

Mark A. Coggins
Non-GAAP operating income	2.13%	3.2%	3.2%
BIRT bookings target #1	(4)	.8%	.8%
BIRT bookings target #2	1%	2%	(5)
PMG bookings target	1%	2%	(5)
e.Spreadsheet bookings target	1%	2%	(5)

For the second half of 2010, quarterly target incentive awards for Mr. Coggins were set as the following percentages of base salary:

	Percent of Base Salary (Quarterly
	Incentive Award)
Name	Threshold		Target	Above-Target

Mark A. Coggins
BIRT Bookings Target	n/a	%	10%	10%

(1)	The Compensation Committee had discretion to grant Mr. Cittadini and Mr. Gaudreau a special bonus for exceptional performance if total revenue was equal to or greater than $154,182,000 or non-GAAP operating income was equal to or greater than $35,641,000. Our total revenue and operating income did not exceed such thresholds and accordingly none of this special discretionary bonus was paid to either Mr. Cittadini or Mr. Gaudreau.

(2)	Mr. Skomra’s non equity incentive award was structured as an annual commission. Mr. Skomra’s annual commission was weighted 75% for license, professional services bookings goals, and training bookings and 25% for annual maintenance renewal bookings goals. For the first commissionable category, his annual commission would be equal to 100% of targeted commission at a threshold achievement level of 80% of target to 100% of target. For the second commissionable category, his annual commission would be equal to 100% of targeted commission at a threshold achievement level of 85% of target to 100% of target. For both categories, above 100% of target Mr. Skomra was to receive two times the percentage of over attainment, i.e., 110% achievement would be paid at 120% of his targeted commission.

(3)	Mr. McKeever could have earned a supplemental non-equity incentive payment equal to 0.2% of his base salary for each $60,000 by which the Company exceeded 100% of the annual, consolidated non-GAAP Operating Income target of $33,653,000. Mr. McKeever was granted a $100,000 discretionary bonus in 2010 related to his exceptional performance in certain matters within his responsibility.

(4)	These amounts were paid ratably starting at the first dollar.

(5)	These amounts were to be paid ratably above target.

Levels of Attainment/Targets and Goals

The goals set under the annual non-equity incentive plan for Mr. Cittadini and Mr. Gaudreau for 2010 were tied to pre-set levels of total revenues and non-GAAP operating income and were weighted 55% toward total revenues and 45% toward non-GAAP operating income. The specific goals at threshold, target and above target levels were as follows:

		Goals
Goal	Threshold	Target	Max Above-Target

Total revenue	$119,141,000	$140,166,000	$154,182,600
Non-GAAP operating income	$24,794,000	$30,992,000	$35,641,000

The goals set under the annual non-equity incentive plan for Mr. Skomra for 2010 were tied to pre-set levels of Annual license, professional services, training and maintenance renewal bookings as described above in footnote (2) and as set forth in the following table:

		Goals
Goal	Threshold	Target	Above-Target

Annual license, professional services and training bookings	$40,800,000	$51,000,000	note (2) above
Annual maintenance renewal bookings	$55,250,000	$65,000,000	note (2) above

The quarterly non-GAAP operating income goals set under the quarterly non-equity incentive plan for Mr. McKeever for the 2010 fiscal year were: $7,377,000; $8,177,000; $8,158,000; $9,941,000.

The quarterly goals set under the quarterly non-equity incentive plan for Mr. Coggins for the first half of the 2010 fiscal year were: (a) Non-GAAP operating income: $7,377,000; $8,177,000; (b) BIRT bookings target #1: $6,000,000; $6,000,000; (c) BIRT bookings target #2: $6,000,000; $6,000,000; (d) PMG bookings target: $750,000; $750,000; and (e) e.Spreadsheet target: $750,000; $750,000

The quarterly BIRT bookings goals set under the quarterly non-equity incentive plan for Mr. Coggins for the second half of the 2010 fiscal year were: $3,389,000 and $3,849,000.

Actual 2010 Non-Equity Incentive Awards

The actual incentive awards paid to each executive officer for the 2010 fiscal year reflect the level at which these pre-set, objective, quantitative goals were attained. Unless otherwise indicated, for performance that fell between designated levels, the incentive award amount for that goal was interpolated on a linear basis.

2011 Incentive Awards

In March 2011, after consulting with Compensia, the Compensation Committee approved the 2011 non-equity incentive plan targets for Mr. Cittadini and Mr. Gaudreau. The goals set for the 2011 fiscal year under the non-equity incentive plan for Mr. Cittadini and Mr. Gaudreau are tied to pre-set levels of total revenue and non-GAAP operating income and license bookings for open source related products. The Compensation Committee chose these goals to encourage Mr. Cittadini and Mr. Gaudreau to continue to focus on growing the total revenue of the Company as well as profitability and the growth of the open source related part of the business.

For 2011, Mr. Cittadini’s and Mr. Gaudreau’s incentive awards are set at a target level tied to a specified percentage of their base salary. The actual amount of the incentive award is dependent upon the level at which the performance objectives for the fiscal year are actually attained. The Compensation Committee has the ability to review and modify the plan numbers after six months of actual results and may also grant a special bonus if the Company exceeds certain target levels.

For 2011, the target incentive awards for Mr. Cittadini and Mr. Gaudreau were set as the following percentages of base salary:

	Percent of Base Salary
Name	Threshold	Target	Max Above-Target

Peter I. Cittadini	50%	100%	200%
Daniel A. Gaudreau	33.5%	67%	134%

The 2011 target incentive awards for other executive officers had not been reviewed and acknowledged by those individuals at the time the proxy was finalized.

Long-Term Equity Incentive Awards  Actuate traditionally has structured its long-term incentive program for executive officers in the form of stock option grants, primarily under the 1998 Plan. Actuate’s long-term equity compensation is designed to strengthen the mutuality of interests between Actuate’s executive officers and its stockholders by giving executive officers a significant stake in the future performance of Actuate’s stock. Option grants provide a return only if an executive officer remains employed by Actuate and then only if the market price of Actuate’s Common Stock appreciates over the option term.

Generally, to immediately align an executive officer with the interests of Actuate’s stockholders, a significant option grant is made in the year that an executive officer commences employment. Thereafter, option grants may be made at varying times and in varying amounts to reward an executive officer for past performance, to provide a continuing incentive for future performance and to further align executive officer and stockholder interests. The guidelines for equity grants are structured in consideration of peer group practice with respect to the economic value (Black-Scholes/binomial value) of the equity compensation provided and the number of shares granted each year as a percent of total common shares outstanding. These guidelines are taken into consideration due to the inherent limitations of any one methodology. Actuate tends to give the most weight to the number of shares granted each year as a percent of total common shares outstanding. Actuate recognizes that a common practice is to determine equity guidelines solely based on the economic value of the award at the time of grant. However, the number of shares that would be required to deliver a market competitive equity incentive grant based on this methodology would be extremely high, due to Actuate’s current stock price, and would result in a total annual equity grant level that the Company does not believe is in the best interests of stockholders.

The Compensation Committee determines the actual number of shares to be subject to each option grant. Generally, the size of each grant is set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s position with Actuate, the individual’s potential for future responsibility and promotion, the individual’s performance in the recent period and the number and value of vested and unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion.

Each option grant allows the executive officer to acquire shares of Actuate’s Common Stock at a fixed price per share (the closing selling price on the grant date) over a specified period of time. Options typically vest in installments over a four-year period, contingent upon the executive officer’s continued employment with Actuate. The vesting schedule and the number of option shares granted are established to ensure a meaningful incentive in each year following the year of grant until all shares are vested.

In January 2010, the Compensation Committee began to award restricted stock units (“RSUs”) as part of our long-term incentive program for executive officers. We believe that RSUs are a valuable addition to our long-term incentive program for several reasons, including ongoing concerns over the dilutive effect of option grants on our outstanding shares, our desire to have a more direct correlation between the compensation expense we must take for financial accounting purposes and the actual value delivered to our executive officers, and the fact that the incentive effects of RSUs are less subject to market volatility than stock options. Each RSU entitles the recipient to one share of our Common Stock at a designated issue date following the vesting of that unit, without the payment of an exercise price or other consideration. Unless the named executive officer elects to defer the issuance of the shares of Common Stock until the named executive officer’s separation from service from the Company, the shares of Common Stock will be issued as the units vest.

In January 2010, the Company granted stock options to Mr. Cittadini (150,000 shares), Mr. Gaudreau (100,000 shares), Mr. Skomra (212,500 shares), Mr. Coggins (76,500 shares) and Mr. McKeever (85,000 shares). Each awarded stock option has an exercise price per share of $4.80, the closing selling price per share on the grant date and a maximum term of ten years measured from the grant date, subject to earlier termination upon the individual’s cessation of service with the Company. Twenty five percent (25%) of the option shares will vest on the one year anniversary of the option grant date and the remaining option shares will vest in thirty-six equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues to provide services to the Company through each applicable vesting date. Each option will vest in full on an accelerated basis upon certain changes in control or upon the optionee’s termination of employment under certain circumstances in connection with such change in control, as described in more detail under the heading “Termination of Employment and Change in Control Agreements” herein.

The number of RSUs awarded to the executive officers in January 2010 was as follows: Mr. Cittadini (75,000 shares), Mr. Gaudreau (50,000 shares), Mr. Skomra (18,750), Mr. Coggins (6,750 shares) and Mr. McKeever (7,500 shares). Mr. Skomra passed away on December 31, 2010; however on February 17, 2011, the Company granted Mr. Skomra’s spouse 50,000 shares of common stock in recognition of Mr. Skomra’s service to the Company in 2010. The restricted stock units granted to the executive officers will vest in four successive equal annual installments. The first installment vested on February 26, 2011, and the remaining installments will vest on the second, third and fourth anniversaries of the January 26, 2010 award date, provided the recipient remains in the Company’s continuous service through each such date. The restricted stock units will vest in full on an accelerated basis upon the termination of the named executive officer’s employment under certain prescribed circumstances within 12 months following certain changes in ownership or control of the Company or during the period commencing with the Company’s execution of a definitive agreement to effect a change in control and ending on the earlier to occur of: (i) the closing of the change in control transaction or (ii) the termination of such definitive agreement.

The Compensation Committee believes that the Company’s long-term incentive program involving a combination of RSUs and stock options provides our executive officers with a competitive and more balanced equity compensation package, while at the same time reducing the total number of shares of our Common Stock issuable under those stock-based awards.

Additional information regarding equity awards is set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table contained in this proxy statement.

Severance Agreements  Actuate has entered into a change of control severance benefit agreement (the “Severance Agreements”) with each of the following executive officers named in the Summary Compensation Table: Messrs. Cittadini, Gaudreau, Skomra, Coggins and McKeever. A summary of the material terms of the severance agreements, together with a quantification of the benefits available under the agreements, may be found in the section of the proxy statement entitled “Executive Compensation and Related Information — Termination of Employment and Change in Control Arrangements.” The severance agreements are intended to keep executive management neutral and aligned with the stockholders’ best interests when considering an acquisition of Actuate and also to provide a stable transition period following such an acquisition by imposing a double trigger on the benefits provided under such agreements. The severance benefits will only be payable if the executive’s employment terminates under certain specified circumstances in connection with a change in control of the company and will not be payable to an executive who leaves Actuate’s employ without good reason. Accordingly, the severance agreements provide protection against an involuntary termination or constructive termination following a change in control and will allow the executives to focus their attention on acquisition proposals that are in the best interests of the stockholders, without undue concern as to their own financial situation. For such reasons, we believe the terms of the severance agreements properly motivate the executive management team to evaluate potential change in control transactions in accord with Actuate’s stockholders’ best interests. We also believe, based on advice from Compensia, that the terms of the severance agreements are within the range of best practices for Actuate’s size and stage of development.

In connection with his promotion to Senior Vice President, Worldwide Operations in January 2010, Actuate entered into a Severance Agreement with Mr. Skomra for the same reasons it entered into Severance Agreements with its other executive officers.

Equity Award Policies  There is no established practice of timing equity grants in advance of the release of favorable financial results or adjusting the award date in connection with the release of unfavorable financial developments affecting our business. Equity awards to Section 16 officers are made only at duly convened meetings of the Compensation Committee or Board of Directors. Performance equity awards for existing executive officers and employees are typically made in connection with the annual review process which occurs in January each year. Options and RSUs relating to these performance awards are then granted in the January meeting of the Compensation Committee or Board of Directors. The date for the January meetings is normally set more than one year prior to that meeting. Equity awards for newly hired executives are typically made at the next scheduled Board of Directors or Compensation Committee meeting following the executive’s hire date. It is our intent that all stock option grants have an exercise price per share equal to the closing selling price per share on the grant date.

Actuate does not have a policy to require executive officers to hold options or other equity for any period of time.

Tax Limitation  Under federal tax laws, a publicly-held company such as Actuate is not allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not performance based. To qualify for an exemption from the $1.0 million deduction limitation with respect to stock options, the stockholders approved a limitation under Actuate’s 1998 Plan on the maximum number of shares of Common Stock for which any one participant may be granted stock options per calendar year. As a result of that limitation, the compensation deemed paid to an executive officer in connection with the exercise of outstanding options under the 1998 Plan with an exercise price equal to the fair market value of the option shares on the grant date should in most instances qualify as performance-based compensation that will not be subject to the $1.0 million limitation. Non-performance based compensation paid to Actuate’s covered executive officers for 2010 did not exceed the $1.0 million limit per officer.

However, because the Company has begun to include service-vesting RSUs as a component of equity compensation, it is possible that the non-performance-based compensation payable to the Company’s executive officers will exceed the $1.0 million limit in one or more future years.

The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the Compensation Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive award programs tied to the company’s financial performance or equity incentive grants tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the executive officers essential to the company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Conclusion

Actuate believes the total compensation packages for its executive officers are reasonable and appropriate considering Actuate’s size and stage of development, the competitive environment in which it operates, achievement of its annual goals and its overall performance.

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2008, December 31, 2009 and December 31, 2010 by the Company’s CEO, SVP OPS/CFO and each of the Company’s three other most highly compensated executive officers whose total compensation for the 2010 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of that year. These individuals are referred to herein as the “Named Executive Officers.” No executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2010 fiscal year have been excluded by reason of their termination of employment or change in executive status during that year. The Company does not sponsor a pension plan or a non-qualified deferred compensation plan (although recipients of RSUs may elect to defer receipt of the shares of Actuate Common Stock otherwise issuable pursuant to such awards).

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Peter I. Cittadini,	2010	450,000		360,000	370,440	452,311	41,084	1,673,835
Chief Executive Officer	2009	450,000			1,152,740	479,579	41,300	2,123,619
and President	2008	450,000			1,141,295	196,820	41,300	1,829,415
Daniel A. Gaudreau,	2010	335,000		240,000	246,960	226,156	45,335	1,093,451
Senior Vice President	2009	315,000			398,984	326,986	44,975	1,085,944
Operations and Chief Financial Officer	2008	315,000			760,863	134,195	44,750	1,254,808
Bernard M. Skomra,	2010	225,000		90,000	524,790	225,000	777,335	1,842,125
SVP Worldwide	2009	212,500			189,140	131,250	—	532,890
Operations(5)	2008	212,500			—	61,247	—	273,747
Mark A. Coggins,	2010	245,000		32,400	188,924	49,990	44,759	561,073
SVP Engineering	2009	235,000			170,226	51,528	44,495	501,249
	2008	235,000			380,432	46,354	44,270	706,056
Thomas McKeever,	2010	240,000	100,000	36,000	245,916	44,146	43,895	709,957
SVP General Counsel &	2009	220,000	3,159		94,570	55,840	43,775	417,344
Corporate Development	2008	200,000	10,000		114,130	24,656	—	348,786

(1)	Includes amounts deferred at the executive officer’s election under the Actuate Corporation 401(k) Retirement Savings Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)	The amounts in column (f) reflect the aggregate grant-date fair value of the RSUs awarded to the named executive for the applicable year, calculated in accordance with FASB ASC Topic 718, without taking into account any estimated forfeitures. Assumptions used in the calculation of the grant date fair value of each RSU award are included in Note 9 of the Notes to Consolidated Financial Statements in our 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2011.

(3)	The amounts in column (f) reflect the aggregate grant-date fair value of the stock options awarded to the named executive for the applicable year, calculated in accordance with FASB ASC Topic 718, without taking into account any estimated forfeitures. Assumptions used in the calculation of the grant date fair value of each option are included in Note 9 of the Notes to Consolidated Financial Statements in our 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2011.

(4)	The amounts in column (g) reflect the cash awards earned by the named executive under the Company’s non-equity incentive plan which is described in detail under the heading “Actual 2010 Non-Equity Incentive Plan Awards” herein.

(5)	The amounts in column (h) reflect the summary cash value of certain payments and perquisites received by the named executive as described in the table below, Itemization of All Other Compensation

Itemization of All Other Compensation

The following table provides an itemization of all other compensation (column h of the Summary Compensation Table above) earned for services rendered in all capacities to the Company and its subsidiaries for the year ended December 31, 2010 by the Company’s Named Executive Officers.

			Tax and	Health	Umbrella		Other
	Car	Un-reimbursed	Estate	Insurance	Insurance	401k	Payments/
	Allowance	Medical Expenses	Planning	Premiums	Coverage	Match	Benefits	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)

Peter I. Cittadini	18,000	10,000	10,000	1,584	1,500	—	—	41,084
Daniel A. Gaudreau	18,000	10,000	10,000	2,160	1,500	3,675	—	45,335
Bernard M. Skomra	18,000	10,000	10,000	2,160	1,500	3,675	732,000 (1)	777,335
Mark A. Coggins	18,000	10,000	10,000	1,584	1,500	3,675	—	44,759
Thomas McKeever	18,000	10,000	10,000	720	1,500	3,675	—	43,895

(1)	Consists of the following payments and benefits provided to Mr. Skomra’s spouse: acceleration of all unvested shares subject to previously granted options and the extension of the applicable post-termination exercise period to a maximum of 24 months following Mr. Skomra’s death: $316,870, representing the incremental fair value of the modified award, computed as of the modification date in accordance with FASB ASC Topic 718; 50,000 share stock grant in lieu of cancelled restricted stock units: $266,500, determined based on the Company’s common stock share closing price of $5.33 on the grant date; cash bonus in-lieu of cancelled restricted stock units: $95,062; COBRA healthcare continuation coverage for Mr. Skomra’s dependents for a period of up to 36 months: $35,892; tax planning benefit: $10,000; and employer match to Mr. Skomra’s children’s college fund: $7,677.

Grants of Plan-Based Awards

The following table provides summary information concerning each grant of an award made to a Named Executive Officer in 2010 under a compensation plan.

						All Other
					All Other	Option Awards
					Stock Awards	Number of	Exercise or
		Estimated Payouts Under Non-			Number of	Securities	Base Price
		Equity Incentive Plan Awards(1)			Shares of	Underlying	Option
		Threshold	Target	Maximum(1)	RSUs	Options	Awards
Name	Grant Date	($)	($)	($)	(#)(4)	(#)(5)	($/Sh)

Peter I. Cittadini	01/26/10	225,000	450,000	900,000
	01/26/10					150,000	4.80
	01/26/10				75,000		4.80
Daniel A. Gaudreau	01/26/10	117,250	234,500	469,000
	01/26/10					100,000	4.80
	01/26/10				50,000		4.80
Bernard M. Skomra	01/26/10	225,000	225,000	No max
	01/26/10					212,500	4.80
	01/26/10				18,750		4.80
Mark A. Coggins	01/26/10	(2)	98,000	No max
	01/26/10					76,500	4.80
	01/26/10				6,750		4.80
Thomas McKeever	01/26/10	81,600	96,000	No max
	01/26/10					85,000	4.80
	01/26/10				7,500		4.80

(1)	Reflects the potential payouts under the Company’s non-equity incentive plan based on the Company’s performance for the 2010 fiscal year. For further information concerning the performance goals applicable to these awards and the methodology for determining the actual amount of such awards, see the “Compensation Discussion and Analysis” section above. The actual amounts earned under such plan for the 2010 fiscal year are disclosed in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

(2)	Mr. Coggins’ award was not subject to a threshold.

(3)	Mr. McKeever was eligible to receive a supplemental bonus equal to 0.2% of his base salary for each $60,000 the Company exceeded 100% the consolidated 2010 non-GAAP operating income goal. Mr. McKeever also received a discretionary cash bonus of $100,000 that is reported in the Summary Compensation Table under the “Bonus” column.

(4)	The restricted stock units granted to each named executive officer will vest in four successive equal annual installments. The first installment vested on February 26, 2011 and the remaining installments will vest on the second, third and fourth anniversaries of the January 26, 2010 award date, provided the recipient remains in the Company’s continuous service through each such date. The restricted stock units will vest in full on an accelerated basis upon certain changes in control or ownership of the Company or upon the termination of the named executive officer’s employment under certain prescribed circumstances within 12 months following certain changes in ownership or control of the Company or during the period commencing with the Company’s execution of a definitive agreement to effect a change in control and ending on the earlier to occur of (i) the closing of the change in control transaction or (ii) the termination of such definitive agreement, as described in more detail under the heading “Termination of Employment and Change in Control Agreements” herein. Unless the named executive officer elected to defer the issuance of the shares of Common Stock until the named executive officer’s separation from service from the Company, the shares of Common Stock will be issued as the restricted stock units vest. All of the restricted stock units granted to the named executive officers were made under the 1998 Plan. Mr. Cittadini and Mr. Gaudreau elected to defer receipt of the shares of Actuate Common Stock otherwise issuable pursuant to their RSU awards.

(5)	Each reported option will vest in accordance with the following schedule: 25% of the option shares will vest on the one year anniversary of the option grant date and the remaining option shares will vest in thirty-six equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues to provide services to the Company through each applicable vesting date. Each option will vest in full on an accelerated basis upon certain changes in ownership or control of the Company or upon the optionee’s termination of employment under certain circumstances within 12 months following certain changes in ownership or control of the Company, as described in more detail under the heading “Termination of Employment and Change in Control Agreements” herein. All of the options granted to the named executive officers were made under the 1998 Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for each of Actuate’s executive officers as of December 31, 2010. As of December 31, 2010, none of the executive officers held unvested stock or stock-based awards other than the unexercisable stock options or RSUs reported below.(1)

		Number of
	Number of	Securities
	Securities	Underlying				Number of	Market Value
	Underlying	Unexercised				Units That	of Units
	Options	Options	Option	Option		Have Not	That Have
	(#)	(#)	Exercise Price	Expiration		Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date		(#)(6)	($)

Peter I. Cittadini	39,559	0	$1.49	03/03/13	(5)
	400,000	0	$2.99	04/02/14	(2)
	1,000,000	0	$1.49	03/03/13	(3)
	300,000	0	$1.49	03/03/13	(2)
	600,000	0	$1.49	03/03/13	(2)
	79,118	0	$1.49	03/03/13	(4)
	300,000	0	$2.48	01/28/15	(2)
	0	150,000	$4.80	01/26/20	(2)
	183,333	216,667	$3.89	02/09/14	(2)
	114,583	135,417	$3.56	02/01/19	(2)
	218,750	81,250	$6.10	01/29/18	(2)
	293,750	6,250	$5.11	01/24/17	(2)
	225,000	0	$3.59	01/24/16	(2)
						75,000	427,500
Daniel A. Gaudreau	0	100,000	$4.80	01/26/20	(2)
	18,333	21,667	$3.89	02/09/14	(2)
	14,583	94,792	$3.56	02/01/19	(2)
	145,833	54,167	$6.10	01/29/18	(2)
	195,833	4,167	$5.11	01/24/17	(2)
	50,000	0	$3.59	01/24/16	(2)
	300,000	0	$3.75	10/29/11	(2)
						50,000	285,000
Bernard M. Skomra	93,750	56,250	$6.93	12/17/17	(2)
	35,417	64,583	$3.56	02/01/19	(2)
	0	212,500	$4.80	01/26/20	(2)
Mark A. Coggins	0	76,500	$4.80	01/26/20	(2)
	41,250	48,750	$3.56	02/01/19	(2)
	72,917	27,083	$6.10	01/29/18	(2)
	97,917	2,083	$5.11	01/24/17	(2)
	75,000	0	$3.59	01/24/16	(2)
	31,250	0	$2.48	01/28/15	(2)
	218,750	0	$3.56	10/08/13	(2)
						6,750	38,475
Thomas McKeever	75,000	0	$4.44	05/10/16	(2)
	24,479	521	$5.11	01/24/17	(2)
	21,875	8,125	$6.10	01/29/18	(2)
	22,917	27,083	$3.56	02/01/19	(2)
	0	85,000	$4.80	01/26/20	(2)
						7,500	42,750

(1)	Each option and RSU award will vest in full on an accelerated basis upon certain changes in control or upon the optionee’s termination of employment under certain circumstances in connection with such change in control, as described (below) in more detail under the headings “Long-Term Equity Incentive Awards” (above) and “Termination of Employment and Change in Control Agreements.”

(2)	Each of these reported options vests in accordance with the following schedule: twenty-five percent of the option shares vest on the one year anniversary of the option grant date and the remaining option shares vest in thirty-six equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues to provide services to the Company through each applicable vesting date. The options held by the executive officers that vest in accordance with this schedule are as follows:

			Number of Shares
	Option	Total Number of	Exercised Before
Name	Grant Date	Shares Granted	January 1, 2010

Peter I. Cittadini	03/03/03	600,000	0
	03/03/03	300,000	0
	04/02/04	400,000	0
	01/28/05	300,000	0
	01/24/06	225,000	0
	01/24/07	300,000	0
	01/29/08	300,000	0
	02/01/09	250,000	0
	02/09/09	400,000	0
	01/26/10	150,000	0
Daniel A. Gaudreau	10/29/01	300,000	0
	01/24/06	150,000	100,000
	01/24/07	200,000	0
	01/29/08	200,000	0
	02/01/09	175,000	65,625
	02/09/09	40,000	0
	01/26/10	100,000	0
Bernard M. Skomra	12/17/07	150,000	0
	02/01/09	100,000	0
	01/26/10	212,500	0
Mark A. Coggins	10/08/03	400,000	181,250
	01/28/05	100,000	68,750
	01/24/06	75,000	0
	01/24/07	100,000	0
	01/29/08	100,000	0
	02/01/09	90,000	0
	01/26/10	76,500	0
Thomas McKeever	05/10/06	75,000	0
	01/24/07	25,000	0
	01/29/08	30,000	0
	02/01/09	50,000	0
	01/26/10	85,000	0

(3)	The reported option vested in accordance with the following schedule: thirty-three percent of the option shares vested on the one year anniversary of the option grant date and the remaining option shares vested in twenty-four equal monthly installments over the twenty-four month period measured from the first anniversary of the option grant date, provided the optionee continued to provide services to the Company through each applicable vesting date. The option that vested in accordance with this schedule is as follows:

			Number of Shares
	Option	Total Number of	Exercised Before
Name	Grant Date	Shares Granted	January 1, 2010

Peter I. Cittadini	03/03/03	1,000,000	0

(4)	Each of these reported options vested in accordance with the following schedule: one hundred percent of the option shares vested on the one year anniversary of the option grant date, provided the optionee continued to provide services to the Company through such date. The options held by the executive officers that vested in accordance with this schedule are as follows:

			Number of Shares
	Option	Total Number of	Exercised Before
Name	Grant Date	Shares Granted	January 1, 2010

Peter I. Cittadini	03/03/03	79,118	0

(5)	Each of these reported options vested in accordance with the following schedule: one hundred percent of the option shares vested on the six-month anniversary of the option grant date, provided the optionee continued to provide services to the Company through such date. The options held by the executive officers that vested in accordance with this schedule are as follows:

			Number of Shares
	Option	Total Number of	Exercised Before
Name	Grant Date	Shares Granted	January 1, 2010

Peter I. Cittadini	03/03/03	39,559	0

(6)	Each of these reported RSUs vested in accordance with the following schedule: The first 25% of each restricted stock unit award will vest through the 13-month anniversary of the award date and on an equal, annual basis over the next 3 years of service- thereafter. The RSUs held by the executive officers that vested in accordance with this schedule are as follows:

	Option	Total Number of	Fully Vested
Name	Grant Date	Shares Granted	Date

Peter I. Cittadini	01/26/10	75,000	01/26/14
Daniel A. Gaudreau	01/26/10	50,000	01/26/14
Mark A. Coggins	01/26/10	6,750	01/26/14
Thomas McKeever	01/26/10	7,500	01/26/14

Option Exercises and Stock Vested

The following Named Executive Officers exercised stock options in 2010:

	Number of Shares	Value Realized
	Acquired on	on Exercise
Name	Exercise (#)	($)(1)

Peter I. Cittadini	53,000	98,938
Daniel A. Gaudreau	435,703	789,405

(1)	Value realized is determined by multiplying (i) the amount by which the market price of the Common Stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

No stock appreciation rights were held or exercised by the executive officers during 2010.

Pension Benefits

Actuate does not sponsor a tax-qualified defined benefit retirement plan or a supplemental executive retirement plan (although recipients of RSUs may elect to defer receipt of the shares of Actuate Common Stock otherwise issuable pursuant to such awards).

Nonqualified Deferred Compensation

Actuate does not sponsor a nonqualified deferred compensation plan.

Termination of Employment and Change in Control Agreements

Summary

Upon a Change in Control, each outstanding option award under the 1998 Plan will vest and become immediately exercisable as to all the shares subject to such award if that award is not assumed by the surviving corporation or its parent or otherwise replaced with a substitute award with substantially the same terms or preserving the economic value of that award. In the event of an involuntary termination of the optionee’s employment within 12 months following a Change in Control in which the award is assumed or replaced, the vesting of each award held by such individual will accelerate in full.

Under the 1998 Plan a Change in Control is defined as (i) a merger or consolidation after which Actuate’s then current stockholders own less than 50% of the surviving corporation, (ii) a sale of all or substantially all of the assets of Actuate, (ii) a proxy contest that results in replacement of more than one-third of the directors over a 24-month period or (iv) an acquisition of 50% or more of Actuate’s outstanding stock by a person other than a trustee of any of Actuate’s employee benefit plans or a corporation owned by the stockholders of Actuate in substantially the same proportions as their stock ownership in Actuate.

As of December 31, 2010, Actuate had entered into change of control severance benefit agreements (the “Severance Agreements”) with each of the following executive officers: Messrs. Cittadini, Gaudreau, Coggins and McKeever. In February 2010, Actuate entered into a Severance Agreement with Mr. Skomra. Pursuant to the terms of the Severance Agreements in the event the executive officer’s employment with Actuate terminates pursuant to an involuntary termination, or his resignation for good reason, within 12 months following a change in control of Actuate, or should such executive officer’s employment be terminated by Actuate for any reason other than for cause during the period commencing with Actuate’s execution of a definitive agreement to effect a change in control of Actuate and ending on the earliest to occur of (i) the closing of the change in control contemplated by such definitive agreement or (ii) the termination of such definitive agreement without the consummation of the contemplated change in control (the “Pre-Closing Period”), then the executive officer’s will become entitled to receive the following change in control severance benefits, provided the executive officer executes a general release of all claims against Actuate: (i) each outstanding option held by the executive officer will become fully vested and exercisable, (ii) a lump-sum cash severance payment in an amount equal to 1.5 times (1 times for Mr. Coggins and .5 times for Mr. Skomra and Mr. McKeever) the sum of (a) the executive’s annual rate of base salary and (b) the executive’s average bonus (measured over the 3 years prior to the year of termination), and (iii) continued health care coverage at Actuate’s expense for a period of up to 18 months (up to 12 months for Mr. Coggins and up to 6 months for Mr. Skomra and Mr. McKeever). However, the executive’s right to the lump-sum cash severance payment will be dependent upon the consummation of an actual change in control and the continued health case coverage at Actuate’s expense shall cease in the event the change in control is not consummated. Any severance benefits which are treated as parachute payments under Section 280G of the Internal Revenue Code will be subject to reduction, to the extent such reduction would provide the executive officer with the greatest after-tax amount of benefits after taking into account any excise tax to which he or she might be subject under Section 4999 of the Internal Revenue Code.

Quantification of Benefits

The charts below indicate the potential payments each of our executive officers would receive under their Severance Agreements based upon the following assumptions:

(i) the executive’s employment terminated on December 31, 2010 under circumstances entitling the executive to severance benefits under the executive’s Severance Agreement,

(ii) as to any benefits tied to the executive’s rate of base salary, the rate of base salary is assumed to be the executive’s rate of base salary as of December 31, 2010, and (iii) the change in control is assumed to have occurred on December 31, 2010 and the change in control consideration paid per share of outstanding Common Stock is assumed to be equal to the closing selling price of our Common Stock on December 31, 2010, which was $5.70 per share.

Because the amounts reported below are based on hypothetical circumstances, the amounts payable upon an actual change in control could differ, perhaps materially, from those reported herein.

Change in Control Severance Benefits (1)

	Cash	Value of Health	Value of Unvested
	Severance	Coverage	Options/RSUs	Combined
Executive Officer	($)(2)	($)	($)(3)	Total Value

Peter I. Cittadini	1,239,355	18,837	1,248,147	2,506,339
Daniel A. Gaudreau	846,168	26,596	619,531	1,492,295
Mark A. Coggins	294,291	12,558	212,879	519,728
Thomas McKeever	159,634	2,682	177,515	339,830
Bernard M. Skomra	—	—	—	—

(1)	Any benefits payable under the Severance Agreement which are treated as parachute payments under Section 280G of the Internal Revenue Code will be subject to reduction, to the extent such reduction would provide the executive officer with the greatest after-tax amount of benefits after taking into account any excise tax to which he or she might be subject under Section 4999 of the Internal Revenue Code.

(2)	As of December 31, 2010, the three year average bonus, upon which a portion of the cash severance amount is calculated, for each executive officer was as follows: Mr. Cittadini, $376,237; Mr. Gaudreau, $229,112; Mr. Skomra, $139,166, Mr. Coggins, $49,291, Mr. McKeever, $79,267.

(3)	Represents the intrinsic value of each stock option which vests on an accelerated basis in connection with the change in control or termination of employment and is calculated by multiplying (i) the aggregate number of equity awards which vest on such an accelerated basis by (ii) the amount by which the $5.70 closing selling price of our Common Stock on December 31, 2010 exceeds any exercise price payable per vested share.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Actuate’s Articles of Incorporation (as amended and restated) provide that Actuate shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Actuate has entered into indemnification agreements with certain of its officers and directors containing provisions that may require Actuate, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers and directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Actuate also maintains insurance policies covering officers and directors under which the insurers agree to pay, subject to certain exclusions, for any claim made against the officers and directors of Actuate for a wrongful act that they may become legally obligated to pay for or for which Actuate is required to indemnify the officers or directors.

The Audit Committee reviews and approves related party transactions as such term is defined under Item 404(a) of Regulation S-K pursuant to our Audit Committee charter.

For a director to be considered independent, the Board of Directors must determine that the director does not have any direct or indirect material relationship with Actuate. The Board of Directors considers all relevant facts and circumstances in making an independence determination. The independent directors are named above under Proposal 1: “Election of Directors.” In the course of the Board of Directors’ determination regarding the independence of each non-employee director, it considered any and all transactions, relationships and arrangements a director may have with the Company. All members of the Audit, Compensation, and Corporate Governance/Nominating Committees must be independent directors. Members of the Audit Committee must satisfy a Securities and Exchange Commission (“SEC”) independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Actuate or any of its subsidiaries other than their directors’ compensation.

The Board of Directors has determined that, except as noted below, all members of the Board of Directors are “independent directors” within the meaning of the applicable listing standards of Nasdaq. Messrs. Cittadini and Nierenberg are not considered independent because they are executive officers of Actuate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of Actuate and persons who hold more than 10% of Actuate’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of Actuate’s Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that Actuate received from such persons during 2010 for their transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for 2010, Actuate believes that all reporting requirements under Section 16(a), for such fiscal year were met in a timely manner by its executive officers, directors and greater than 10% stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Messrs. Marshall, Ocampo, Whiteman and Yeaton. In addition, Mr. Beitzel served on the Compensation Committee from January to May 2010. None of these individuals was at any time during 2010, or at any other time, an officer or employee of Actuate. No executive officer of Actuate serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Actuate’s Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

Based on its review and discussion of the Compensation Discussion and Analysis with Actuate’s management and, based on that review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in Actuate’s Proxy Statement and 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2011.

COMPENSATION COMMITTEE

Kenneth E. Marshall, Chairman
Raymond L. Ocampo Jr.
Steven D. Whiteman
Timothy B. Yeaton

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Actuate’s audited financial statements for the fiscal year ended December 31, 2010.

The purpose of the Audit Committee is to assist the Board of Directors in its oversight of Actuate’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full duties and responsibilities of the Audit Committee.

The Audit Committee has reviewed and discussed the consolidated audited financial statements with management and KPMG LLP, Actuate’s Independent Registered Public Accounting Firm. Actuate management is responsible for financial reporting processes, the preparation of financial statements in accordance with generally accepted accounting principles and a system of internal controls and processes designed to help ensure compliance with applicable accounting standards. KPMG LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

During 2010, the Audit Committee held 4 meetings. The meetings were conducted to permit open communication among the members of the Audit Committee, KPMG LLP and Actuate management. Among other things, the Audit Committee discussed with KPMG LLP the plans and scope of their audit. The Audit Committee met with KPMG LLP with and without management present to discuss the results of their work and their opinions and recommendations with respect to Actuate’s internal controls and processes. The Audit Committee has also reviewed and approved the fees paid to KPMG LLP for audit and non-audit services.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 61 Communication with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T (“SAS 61”). The Audit Committee has also reviewed the written disclosures and a letter from KPMG LLP required under SAS 61 regarding KPMG LLP’s communications with the audit committee concerning independence and has discussed with KPMG LLP their independence from Actuate.

Based on the review and discussions referred to above, the Audit Committee recommended to Actuate’s Board of Directors that the audited consolidated financial statements be included in Actuate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and filed with the SEC on March 11, 2011.

AUDIT COMMITTEE

Steven D. Whiteman, Chairman
Raymond L. Ocampo Jr.
Kenneth E. Marshall
Timothy B. Yeaton

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Stockholder proposals that are intended to be presented at the annual meeting of stockholders to be held in calendar year 2012 must be received by December 16, 2011 in order to be included in the proxy statement and proxy relating to that meeting. All nominations for directors and stockholder proposals are subject to the advance notice provisions of the Company’s Amended and Restated Bylaws which were adopted on January 30, 2009 and filed as an exhibit to a Form 8-K filed by the Company on February 2, 2009. Stockholder proposals should be addressed to Corporate Secretary, Actuate Corporation, 2207 Bridgepointe Parkway, Suite 500, San Mateo, California 94404.

In addition, the proxy solicited by the Board of Directors for the 2011 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting if Actuate does not receive notice of such proposal prior to February 20, 2011.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Actuate will mail without charge, upon written request, a copy of Actuate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, excluding exhibits. Requests should be sent to Actuate Corporation, 2207 Bridgepointe Parkway, Suite 500, San Mateo, California 94404, Attn: General Counsel. The Annual Report can also be viewed on our website at www.actuate.com

By Order of the Board of Directors,

Nicolas C. Nierenberg
Chairman of the Board
and Chief Architect

San Mateo, California
April 15, 2011

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 25, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/BIRT • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals —	The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3 and every 1 YR for Proposal 4.

+
1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - Peter I. Cittadini	☐	☐	02 - Kenneth E. Marshall	☐	☐	03 - Nicolas C. Nierenberg	☐	☐

	04 - Arthur C. Patterson	☐	☐	05 - Steven D. Whiteman	☐	☐	06 - Raymond L. Ocampo Jr.	☐	☐

	07 - Timothy B. Yeaton	☐	☐

			For	Against	Abstain			For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011.		☐	☐	☐	3.	Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐
		1 Yr	2 Yrs	3 Yrs	Abstain

4.	Say When on Pay - An advisory vote on the approval of the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐	5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Actuate Corporation

2207 Bridgepointe Parkway, Suite 500
San Mateo, CA 94404
This Proxy is Solicited on Behalf of the Board of Directors of Actuate Corporation
for the Annual Meeting of Stockholders to be held May 25, 2011
The undersigned holder of Common Stock, par value $0.001, of Actuate Corporation (the “Company”) hereby appoints Peter I. Cittadini and Daniel A. Gaudreau, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy, all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 25, 2011 at 9:00 a.m., local time, at the Company’s principal executive offices located at 2207 Bridgepointe Parkway, Suite 500, San Mateo, CA 94404, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.
This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSAL 2 AND 3, EVERY “1 YR” FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, “FOR” PROPOSAL 2 AND 3 AND EVERY “1 YR” FOR PROPOSAL 4.
PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)